Exhibit 99.1

Liquidity Services Announces Appointment of Jim Rallo as President of Retail Supply Chain Group

Company Veteran to Expand Role and Succeed Cayce Roy Following his Departure;

Kathy Domino Appointed as new Chief Accounting Officer

January 31, 2014 — WASHINGTON — Liquidity Services, Inc. (NASDAQ:LQDT), a global solutions provider in the reverse supply chain with leading online marketplaces for surplus assets, announced today the following senior leadership changes which are effective as of February 10, 2014:

Jim Rallo Promoted to President Retail Supply Chain Group

Building on his nine years of experience as a member of Liquidity Services’ executive leadership team, Jim Rallo will be promoted to President of Liquidity Services’ Retail Supply Chain Group and will be responsible for the company’s strategy, operations and service delivery to client organizations and buying customers in the retail supply chain sector.  Mr. Rallo joined Liquidity Services in February 2005 as CFO and Treasurer and has played an instrumental role in the company’s growth from a closely held private company to a global market leader with nearly $1 Billion in annual gross merchandise volume, over 1,300 employees and operations in 17 countries.  Mr. Rallo succeeds Cayce Roy who has resigned his position effective February 7, 2014 to pursue other opportunities. While Mr. Rallo will retain the CFO role, his day to day responsibilities will be delegated to Ms. Kathy Domino in her new role summarized below.

Kathy Domino Promoted to Chief Accounting Officer

An eight year veteran of Liquidity Services, Kathy Domino will be promoted to Chief Accounting Officer and will oversee the company’s day to day accounting, financial reporting and treasury operations. Ms. Domino joined Liquidity Services in 2006 and has served as our Vice-President & Corporate Controller during which time Liquidity Services has completed a successful IPO, follow-on equity offering and six material acquisitions while expanding the scope of its financial operations to 17 countries. Ms. Domino holds a bachelor’s degree in accounting and business administration from the University of Maryland and is a licensed certified public accountant

“I want to congratulate Jim and Kathy on their new roles and also thank Cayce for his five years leading our Retail Supply Chain Group— we thank him for his contributions and wish him well in his future endeavors,” said Mr. Angrick. “Jim Rallo is a high quality leader who is very knowledgeable about our markets, operations and growth opportunities. As a longstanding member of our leadership team, Jim has had extensive involvement in the development of our strategy and understands that building successful businesses requires teamwork, constant learning and a strong work ethic.  Jim is highly respected within our team and client organizations and brings the right mix of financial expertise, business acumen, and leadership to this new role which will ensure a smooth transition,” continued Mr. Angrick. “I am also very excited for Kathy in her new role as Chief Accounting Officer. Kathy is very familiar with our business model, leadership team and financial operations and brings over 20 years of accounting, financial reporting, and operations experience to her new role. We look forward to working with both Jim and Kathy in their new roles to support our continued growth and market leadership,” stated Mr. Angrick.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.3 billion of surplus, returned, and end-of-life assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is based in Washington, D.C. and has approximately 1,300 employees. Additional information can be found at: http://www.liquidityservices.com.

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Contact:
Julie Davis, 202-558-6234
Sr. Director Investor Relations
julie.davis@liquidityservices.com